Exhibit 99.1

FOR IMMEDIATE RELEASE May 6, 2011

Contact Information Below

CORELOGIC ANNOUNCES OFFERING OF SENIOR NOTES

SANTA ANA, Calif., May 6, 2011—CoreLogic (NYSE: CLGX) announced today that it intends to offer, subject to market conditions and other factors, approximately $350 million aggregate principal amount of senior notes due 2021. The offering will be made only to qualified institutional buyers and non-U.S. foreign investors in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933, as amended. The notes will be unsecured senior obligations of CoreLogic. The interest rate and other terms of the notes will be determined by negotiations between CoreLogic and the initial purchasers of the notes.

CoreLogic expects to use the net proceeds from the offering to repay a portion of its outstanding indebtedness under its existing credit facility.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to CoreLogic’s intent to offer the senior notes and the anticipated terms of the offer. Forward-looking statements may contain the words “intend,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or other similar words and phrases. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include those risks described in CoreLogic’s most recent Annual Report on Form 10-K for the year ended December 31, 2010, as updated by CoreLogic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are available on the Securities and Exchange Commission’s website at

www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date they are made. Except as required by law, CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CoreLogic is a registered trademark of CoreLogic.

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Media Contact:	Investor Contact:
Alyson Austin	Dan Smith
Corporate Communications	Investor Relations
714-250-6180	703-610-5410
newsmedia@corelogic.com	investor@corelogic.com